Exhibit 99(a)

         First Bancorp Agrees to Purchase Four Branches From RBC Centura

    TROY, N.C., Aug. 14 /PRNewswire-FirstCall/ -- First Bancorp
(Nasdaq: FBNC), the parent company of First Bank, announced today that it has reached a definitive agreement to purchase four RBC Centura Bank branches located in Wallace, Kenansville, Fairmont, and Harmony, all in North Carolina.
    The terms of the agreement call for First Bancorp to acquire the premises and equipment for each location, as well as assume substantially all of the deposits and loans of each branch. Subject to certain limitations, the deposit premium for the branches is 14.1%. As of June 30, 2003, the four branches had aggregate deposits of approximately $109 million with loans outstanding of approximately $28 million. The transaction is subject to regulatory approval and is expected to occur in the fourth quarter of 2003.
    "I look forward to welcoming these new customers to First Bank," stated Jimmie Garner, President and Chief Executive Officer of First Bancorp. "I am confident that they will be pleased with First Bank's style of community banking, and because we plan to retain all of RBC Centura's employees, customers will be able to transact their business with familiar faces," added Mr. Garner.
    "I am also pleased to be able to report the good news of this agreement to our shareholders," said Mr. Garner. "These branches represent new and strategic markets that we believe will contribute to the long-term growth of the company."
    Speaking on behalf of RBC Centura Bank, Kel Landis III, CEO, stated, "We continually review our branch network to ensure that we are allocating our resources in a manner that best meets the broad needs of our clients on a regional basis. While this requires changes to our network footprint from time to time, finding solutions that address the interests of our customers and employees is a priority, and we are pleased that First Bank will continue to serve the banking needs of these communities."
    The following is general information regarding the locations of the four branches and the size of each of the branches as of June 30, 2003:

    Wallace and Kenansville are located in Duplin County along Interstate 40. Duplin County is considered by some to be the hub of Eastern North Carolina, as it is just an hour or so from Raleigh, Fayetteville, Greenville and Wilmington. It is connected to both state ports by multiple-lane highways, allowing the county's businesses to easily export and import internationally. The Wallace branch has approximately $19 million in deposits, while the Kenansville branch has approximately $42 million in deposits.

    Fairmont is located in Robeson County between the towns of Lumberton, NC and Dillon, SC, where First Bank has existing branches. Interstate 95 and designated Interstate 74 intersect in Robeson County, thus allowing businesses close proximity to east-west and north-south destinations. Fairmont will represent First Bank's fifth branch in Robeson County, joining Maxton, Lumberton, St. Pauls and Pembroke. The Fairmont branch has approximately $27 million in deposits.

    Harmony is located in Iredell County less than 10 miles from both Interstate 77 and Interstate 40. Iredell County is contiguous to Rowan County, where First Bank operates two branches. The Harmony branch has approximately $21 million in deposits.

    First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $1.3 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 51 branch offices, with 47 branches operating in a sixteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 1 branch in Wytheville, Virginia, where First Bank does business as First Bank of Virginia. First Bancorp's common stock is traded on the Nasdaq National Market under the symbol FBNC.

    This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," "estimate," "plan," "project," or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company's customers, the Company's level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.

SOURCE  First Bancorp
    -0-                             08/14/2003
    /CONTACT:  James H. Garner of First Bancorp, +1-910-576-6171/
    /Web site:  http://www.firstbancorp.com /
    (FBNC)

CO:  First Bancorp; First Bank; RBC Centura
ST:  North Carolina
IN:  FIN RLT
SU:  TNM RLE